STROOCK & STROOCK & LAVAN LLP

                                180 MAIDEN LANE
                            NEW YORK, NY 10038-4982

                               PHONE 212-806-5400
                                FAX 212-806-6006


April 27, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We are counsel to Bull & Bear Funds I, Inc. (the "Fund"), and in so acting have reviewed Post-Effective Amendment No. 21 (the "Post-Effective Amendment") to the Fund's Registration Statement on Form N- 1A, Registration File No. 33-6898, pertaining to the Fund's Bull & Bear U.S. and Overseas Fund.
Representatives of the Fund have advised us that the Fund will file the Post-Effective Amendment pursuant to paragraph (b) of Rule 485 ("Rule 485") promulgated under the Securities Act of 1933. In connection therewith, the Fund has requested that we provide this letter.

In our examination of the Post-Effective Amendment, we have assumed the conformity to the originals of all documents submitted to us as copies.

Based upon the foregoing, we hereby advise you that the prospectus included as part of the Post-Effective Amendment does not include disclosure which we believe would render it ineligible to become effective pursuant to paragraph (b) of Rule 485.

Very truly yours,


STROOCK & STROOCK & LAVAN LLP